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INDEPENDENT ACCOUNTANT'S REPORT
To the Board of Directors of
OfficeTiger Global Real Estate Services, Inc. Atlanta, GA
We have examined the Credit Risk Manager (CRM) reports prepared by OfficeTiger Global Real Estate
Services, Inc. ("OfficeTiger" or the "Company") for the year ended December 31, 2007, to determine
OfficeTiger's compliance with the applicable servicing criteria contained in paragraph (d) of Item 1122 of the Securities and Exchange's (SEC) Regulation AB, OfficeTiger's management is responsible for the preparation and proper distribution of the CRM reports in accordance with certain Trust Agreements. Our responsibility is to express an opinion based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting OfficeTiger's compliance with the relevant servicing criteria, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Our examination disclosed material differences between the unpaid principal balance and related number of pool of assets reported in two of the six CRM reports versus the trustees' reports for the month of
January 2007.
In our opinion, except for the material misstatement described in the third paragraph, the reports referred to above present fairly, in all material respects, OfficeTiger's compliance with the relevant servicing criteria and the preparation and proper distribution of the CRM reports for the year ended December 31, 2007 based on the requirements in the Trust Agreements and specified minimum service criteria set forth in section 1122(d)(3)(i) of the SEC's Regulation AB.
This report is intended solely for the information and use of the Sponsor, the Depositor, the Master
Servicer and the Trustee of the Trust Agreements referred to above, and is not intended to be and should not be used by anyone other than the specified parties.
/s/ HLB Gross Collins, P.C.
Atlanta, Georgia
February 28, 2008
2625 Cumberland Parkway, Suite 400, Atlanta, Georgia 30339, USA. Telephone: + 1 770 433 1711. Fax: + 1 770 432 3473
J. Bruce Bolick, Stephen R. Gross, J. Keith Moody, Melissa W. Rabern, Pauline D. Reynolds. Elizabeth A. Salvati, James D. Shirley. Richard B. Taylor
0f Counsel, John P. Collins
HLB Gross Collins. P.C. is a member of HLB International. A worldwide organization of accounting firms and business advisers.